Exhibit 10.2

Continuing Security Agreement

Name of Debtor:	Nautilus, Inc.
Debtor’s Address:	17750 SE 6th Way, Vancouver, WA 98683

Dated as of December 5, 2014

Grant of Security Interest. Nautilus, Inc. (the “Debtor”) grants to JPMorgan Chase Bank, N.A., whose address is 888 SW 5th Ave., Portland, OR 97204 (together with its successors and assigns, the “Bank”) a continuing security interest in, pledges and assigns to the Bank all of the “Collateral” (as hereinafter defined) owned by the Debtor, all of the collateral in which the Debtor has rights or power to transfer rights and all Collateral in which the Debtor later acquires ownership, other rights or rights or power to transfer rights to secure the payment and performance of the Liabilities.

Credit Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to them in that certain Credit Agreement by and between the Debtor and the Bank, dated December 5, 2014 (the “Credit Agreement”) as amended, restated or replaced from time to time.

Liabilities. “Liabilities” means all obligations, indebtedness and liabilities of the Debtor whether individual, joint and several, absolute or contingent, direct or indirect, liquidated or unliquidated, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, all interest, costs and fees arising under or from any note, open account, overdraft, letter of credit application, endorsement, surety agreement, guaranty, credit card, lease, Rate Management Transaction, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures. The Debtor and the Bank specifically contemplate that Liabilities include indebtedness hereafter incurred by the Debtor to the Bank.

Collateral. Accounts; Chattel Paper; Deposit Accounts and other payment obligations of a financial institution (including the Bank); Documents; Equipment; General Intangibles; Instruments; Inventory; Investment Property; Pledged Equity; and Letter of Credit Rights; provided, however, that the Collateral shall not include the Excluded Equity.

Description of Collateral. As used in this agreement, the term “Collateral” means all of the Debtor’s property whether owned individually or jointly with others of the types indicated above and defined below, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located, including but not limited to any items listed on any schedule or list attached hereto. In addition, the term “Collateral” includes all “proceeds,” “products” and “supporting obligations” (as such terms are defined in the “UCC,” meaning the Uniform Commercial Code of Washington, as in effect from time to time) of the Collateral indicated above, including but not limited to all stock rights, subscription rights, dividends, stock dividends, stock splits, or liquidating dividends, and all cash, accounts, chattel paper, “instruments,” “investment property,” “financial assets,” and “general intangibles” (as such terms are defined in the UCC) arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by the Debtor, and all insurance claims relating to any of the Collateral (defined above). The term “Collateral” further includes all of the Debtor’s right, title and interest in and to all books, records and data relating to the Collateral identified above, regardless of the form of media containing such information or data, and all software necessary or desirable to use any of the Collateral identified above or to access, retrieve, or process any of such information or data. Where the Collateral is in the possession of the Bank or the Bank’s agent, the Debtor agrees to deliver to the Bank any property that represents an increase in the Collateral or profits or proceeds of the Collateral.

1.	“Accounts” means all of the Debtor’s “accounts” as defined in Article 9 of the UCC.

2.	“Chattel Paper” means all of the Debtor’s “chattel paper” as defined in Article 9 of the UCC.

3.	“Deposit Accounts” means all of the Debtor’s “deposit accounts” as defined in Article 9 of the UCC and other payment obligations of a financial institution (including the Bank) to the Debtor.

4.	“Documents” means all of the Debtor’s “documents” as defined in Article 9 of the UCC.

5.	“Domestic Subsidiary” means any subsidiary of the Debtor that is organized under the laws of any political subdivision of the United States.

6.	“Equipment” means all of the Debtor’s “equipment” as defined in Article 9 of the UCC. In addition, “Equipment” includes any “documents” (as defined in Article 9 of the UCC) issued with respect to any of the Debtor’s “equipment” (as defined in Article 9 of the UCC) and certificates of title relating to the foregoing. Without limiting the security interest granted, the Debtor represents and warrants that the Debtor’s Equipment is presently located at the address set forth in this agreement or in a separate Collateral Location Schedule delivered to the Bank.

7.	“Equity Interests” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a trust, beneficial interests therein, (iv) in the case of a partnership, partnership interests (whether general or limited), (v) in the case of a limited liability company, membership interests and (vi) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

8.	“Excluded Equity” means the Equity Interests of any Foreign Subsidiary to the extent such Equity Interests do not constitute Pledged Equity.

9.	“Foreign Subsidiary” means any subsidiary of the Debtor that is not a Domestic Subsidiary.

10.	“General Intangibles” means all of the Debtor’s “general intangibles” as defined in Article 9 of the UCC. In addition, “General Intangibles” further includes any right to a refund of taxes paid at any time to any governmental entity.

11.	“Instruments” means all of the Debtor’s “instruments” as defined in Article 9 of the UCC.

12.	“Inventory” means all of the Debtor’s “inventory” as defined in Article 9 of the UCC. In addition, “Inventory” includes any “documents” and certificates of title issued with respect to any of the Debtor’s “inventory” (as defined in Article 9 of the UCC). Without limiting the security interest granted, the Debtor represents and warrants that the Debtor’s Inventory is presently located at the address set forth in this agreement or in a separate Collateral Location Schedule delivered to the Bank.

13.	“Investment Property” means all of the Debtor’s “investment property” as defined in Article 9 of the UCC and all of the Debtor’s “financial assets,” as defined in Article 8 of the UCC.

14.	“Letter of Credit Rights” means all of the Debtor’s “letter of credit rights” as defined in Article 9 of the UCC.

15.	“Pledged Equity” means (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary of the Debtor that is directly owned by the Debtor and (ii) 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary of the Debtor that is directly owned by the Debtor, including the Equity Interests of the subsidiaries owned by the Debtor as set forth on any schedule or list attached hereto, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto.

Collateral Location Schedule. “Collateral Location Schedule” means a schedule in the form attached to this agreement. The Debtor agrees to complete, execute and deliver a Collateral Location Schedule to the Bank with respect to any Collateral for which the Debtor has identified a location in this agreement: (i) concurrently with the execution of this agreement, if the initial location of the Collateral is other than the address of the Debtor set forth above; and (ii) within ten (10) days prior to the relocation of any Collateral to any place other than the address of the Debtor set forth above or the location identified in any previously submitted Collateral Location Schedule.

Pledged Equity Schedule. “Pledged Equity Schedule” means a schedule in the form attached to this agreement. The Debtor agrees to complete, execute and deliver a Pledged Equity Schedule to the Bank: (i) concurrently with the execution of this agreement; and (ii) within thirty (30) days following the acquisition of any Pledged Equity Interests.

Representations, Warranties and Covenants. The Debtor represents and warrants to, and covenants and agrees with the Bank that each of the following is true and will remain true until termination of this agreement and full and final payment of all Liabilities:

1.	Its principal residence or chief executive office is at the address shown above;

2.	The Debtor’s name as it appears in this agreement is its exact name as it appears in the Debtor’s organizational documents, as amended, including any trust documents;

3.	It is or will become the owner of the Collateral free from any liens, encumbrances or security interests, except for Permitted Liens, and it will defend the Collateral against all claims and demands of all persons at any time claiming any interest in the Collateral;

4.	It will keep the Collateral free of liens, encumbrances and other security interests, except for Permitted Liens, maintain the Collateral in good repair, not use it illegally and exhibit the Collateral to the Bank on demand;

5.	At its own expense, the Debtor will maintain comprehensive casualty insurance on the tangible Collateral against such risks, in such amounts, with such deductibles and with such companies as may be satisfactory to the Bank. Each insurance policy shall contain a lender’s loss payable endorsement in form and substance satisfactory to the Bank and a prohibition against cancellation or amendment of the policy or removal of the Bank as loss payee without at least thirty (30) days’ prior written notice to the Bank. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that the Debtor will not be deemed a co-insurer. The policies and certificates evidencing them, shall, if the Bank so requests, be deposited with the Bank. The Debtor authorizes the Bank to endorse on the Debtor’s behalf and to negotiate drafts reflecting proceeds of insurance of the Collateral, provided that the Bank shall remit to the Debtor such surplus, if any, as remains after the proceeds have been applied, at the Bank’s option, to the satisfaction of all of the Liabilities (in such order of application as the Bank may elect) or to the establishment of a cash collateral account for the Liabilities;

6.	It will not sell, lease, license or offer to sell, lease, license or otherwise transfer the Collateral or any rights in or to the Collateral, without the written consent of the Bank, except sales of inventory to buyers in the ordinary course of Debtor’s business, sales of damaged, obsolete, surplus, or worn-out property, or as otherwise permitted herein or in the Credit Agreement;

7.	It will not change the location of the Collateral (other than goods in transit, goods that are temporarily in the possession of repairmen, product testing services, or potential buyers or vendors as samples, or goods in temporary storage in the ordinary course of business) from Debtor’s premises, from the locations of the Collateral described in this agreement and any separate Collateral Location Schedule provided to the Bank, without providing at least ten (10) days’ prior written notice to the Bank by means of submitting a Collateral Location Schedule, except (A) for deliveries to buyers in the ordinary course of Debtor’s business, and deliveries of damaged, obsolete, surplus or worn-out property, and (B) Collateral which consists of mobile goods (as such term is used in the 1972 Uniform Commercial Code), in which case Debtor agrees not to remove or permit the removal of such Collateral from its state of domicile for a period in excess of thirty (30) calendar days from Debtor’s premises except in the ordinary course of Debtor’s business;

8.	It will pay promptly when due all taxes and assessments upon the Collateral, or for the use or operation of the Collateral;

9.	No financing statement covering all or any part of the Collateral or any proceeds is on file in any public office, unless the Bank has approved that filing. From time to time at the Bank’s request, the Debtor will execute one or more financing statements or similar record and a control agreement with respect to the proceeds in form satisfactory to the Bank and will pay the cost of filing them in all public offices where filing is deemed by the Bank to be reasonably necessary or desirable. In addition, the Debtor shall execute and deliver, or cause to be executed and delivered, such other documents as the Bank may from time to time reasonably request to perfect or to further evidence the security interest created in the Collateral by this agreement including, without limitation: (a) any certificate or certificates of title to the Collateral with the security interest of the Bank noted thereon or executed applications for such certificates of title in form satisfactory to the Bank; (b) any assignments of claims under government contracts which are included as part of the Collateral, together with any notices and related documents as the Bank may from time to time request; (c) any assignment of any specific account receivable as the Bank may from time to time request; (d) a notice of and acknowledgment of the Bank’s security interest and a control agreement with respect to any Collateral, all in form and substance satisfactory to the Bank; (e) a notice to and acknowledgment from any person holding or in possession of any Collateral that such persons holds the Collateral as a bailee for the Bank’s benefit, all in form and substance reasonably satisfactory to the Bank; and (f) any consent to the assignment of proceeds of any letter of credit, all in form and substance reasonably satisfactory to the Bank;

10.	It will not, without the Bank’s prior written consent, change the Debtor’s name, the Debtor’s business organization, the jurisdiction under which the Debtor’s business organization is formed or organized, or the Debtor’s chief executive office, or of any additional places of the Debtor’s business;

11.	It will provide any information that the Bank may reasonably request and will permit the Bank or the Bank’s agents to inspect and copy its books, records, data and the Collateral at any time during normal business hours;

12.	The Bank shall have the right now, and at any time in the future in its sole and absolute discretion, without notice to the Debtor, to (a) prepare, file and sign the Debtor’s name on any proof of claim in bankruptcy or similar document against any owner of the Collateral and (b) prepare, file and sign the Debtor’s name on any financing statement, notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral. The Debtor hereby authorizes the Bank to file financing statements covering Collateral or such lesser amount of assets as the Bank may determine, or the Bank may, at its option, file financing statements or similar records containing any collateral description which reasonably describes the Collateral in which a security interest is granted under this agreement;

13.	Immediately upon the Debtor’s receipt of any Collateral evidenced by an agreement, “instrument,” “chattel paper,” certificated “security” or “document” (as such terms are defined in the UCC) (collectively, “Special Collateral”), the Debtor shall mark the Special Collateral to show that it is subject to the Bank’s security interest and shall deliver the original to the Bank together with appropriate endorsements and other specific evidence of assignment or transfer in form and substance satisfactory to the Bank;

14.	The Debtor shall keep all tangible Collateral in good order and repair and shall not waste or destroy any of the Collateral, nor use any of the Collateral in violation of any applicable law or any policy of insurance thereon;

15.	Except as may be otherwise disclosed in writing by the Debtor to the Bank, none of the Collateral is attached to real estate so as to constitute a “fixture” (as defined in the UCC) and none of the Collateral shall at any time hereafter be attached to real estate so as to constitute a fixture. If any of the Collateral is now or at any time hereafter becomes so attached to real estate so as to constitute a fixture, the Debtor shall, at any time upon the Bank’s request, furnish the Bank with a disclaimer of interest in the Collateral executed by each person or entity having an interest in such real estate.

Accounts; Chattel Paper; General Intangibles and Instruments. If the Collateral includes the Debtor’s “Accounts, Chattel Paper, General Intangibles and Instruments” and until the Bank gives notice to the Debtor to the contrary, the Debtor will, in the usual course of its business and at its own expense, on the Bank’s behalf but not as the Bank’s agent, demand and receive and use its best efforts to collect all moneys due or to become due with respect to the Collateral. So long as no default has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing beyond the applicable cure period set forth therein, Debtor may use the funds collected in its business. Upon the occurrence of a default in any provision of this agreement, the Notes or any other Related Documents beyond the applicable cure period set forth therein, and notice thereof from the Bank, the Debtor agrees that (1) all sums of money it receives on account of or in payment or settlement of the Accounts, Chattel Paper, General Intangibles and Instruments shall be held by it as trustee for the Bank without commingling with any of the Debtor’s other funds, and shall immediately be delivered to the Bank with endorsement to the Bank’s order of any check or similar instrument and (2) the Bank shall be entitled, in its own name or in the name of the Debtor or otherwise, but at the expense and cost of the Debtor, to collect, demand, receive, sue for or compromise any and all Accounts, Chattel Paper, General Intangibles, and Instruments, and to give good and sufficient releases, to endorse any checks, drafts or other orders for the payment of money payable to the Debtor and, in the Bank’s discretion, to file any claims or take any action or proceeding which the Bank may deem necessary or advisable. It is expressly understood and agreed, however, that the Bank shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts which may have been assigned to the Bank or to which the Bank may be entitled at any time or times. All notices required in this paragraph will be immediately effective when sent. Such notices need not be given prior to the Bank’s taking action. The Debtor appoints the Bank or the Bank’s designee as the Debtor’s attorney-in-fact, effective when an Event of Default exists, to do all things with reference to the Collateral as provided for in this section including without limitation (1) to notify the post office authorities to change the Debtor’s mailing address to one designated by the Bank, (2) to receive, open and dispose of mail addressed to the Debtor, (3) to sign the Debtor’s name on any invoice or bill of lading relating to any Collateral, on assignments and verifications of account and on notices to the Debtor’s customers, and (4) to do all things necessary to carry out this agreement or to perform any of the obligations of the Debtor under this agreement. The Debtor ratifies and approves all acts of the Bank as attorney-in-fact. The Bank shall not be liable for any act or omission, nor any error of judgment or mistake of fact or law, but only for its gross negligence or willful misconduct. This power being coupled with an interest is irrevocable until all of the Liabilities have been fully satisfied and shall survive the death or disability of the Debtor.

Pledge. If the Debtor is not liable for all or any part of the Liabilities, then the Debtor agrees that:

1.	If any moneys become available from any source other than the Collateral that the Bank can apply to the Liabilities, the Bank may apply them in any manner it chooses, including but not limited to applying them against obligations, indebtedness or liabilities which are not secured by this agreement.

2.	The Bank may take any action against the Debtor, the Collateral or any other collateral for the Liabilities, or any other person or entity liable for any of the Liabilities.

3.	The Bank may release the Debtor or anyone else from the Liabilities, either in whole or in part, or release the Collateral in whole or in part or any other collateral for the Liabilities, and need not perfect a security interest in the Collateral or any other collateral for the Liabilities.

4.	The Bank does not have to exercise any rights that it has against the Debtor or anyone else, or make any effort to realize on the Collateral or any other collateral for the Liabilities, or exercise any right of setoff.

5.	Without notice or demand and without affecting the Debtor’s obligations hereunder, from time to time, the Bank is authorized to: (a) renew, modify, compromise, rearrange, restate, consolidate, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Liabilities or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more sureties, endorsers, or guarantors; (c) take and hold other collateral for the payment of the Liabilities, and enforce, exchange, substitute, subordinate, impair, waive or release any such collateral; (d) proceed against the Collateral or any other collateral for the Liabilities and direct the order or manner of sale as the Bank in its discretion may determine; and (e) apply any and all payments received by the Bank in connection with the Liabilities, or recoveries from the Collateral or any other collateral for the Liabilities, in such order or manner as the Bank in its discretion may determine.

6.	The Debtor’s obligations hereunder shall not be released, diminished or affected by (a) any act or omission of the Bank, (b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Debtor, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Debtor or any of its assets or any other obligor on the Liabilities or that obligor’s assets, (c) any change in the composition or structure of the Debtor or any other obligor on the Liabilities, including a merger or consolidation with any other person or entity, or (d) any payments made upon the Liabilities.

7.	The Debtor expressly consents to any impairment of any other collateral for the Liabilities, including, but not limited to, failure to perfect a security interest and release of any other collateral for the Liabilities and any such impairment or release shall not affect the Debtor’s obligations hereunder.

8.	The Debtor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Debtor, any person or entity liable on the Liabilities, or the Collateral, until the Debtor and the Debtor have fully performed all their obligations to the Bank, even if those obligations are not covered by this agreement.

9.	The Debtor waives (a) to the extent not prohibited by applicable law, all rights and benefits under any laws or statutes regarding sureties, as may be amended, (b) any right the Debtor may have to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this agreement, (ii) incurrence or acquisition of any Liabilities, any credit that the Bank extends to the Debtor, (iii) the Debtor’s default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Debtor, anyone else, any other collateral for the Liabilities, or any of the Liabilities, which it might be entitled to by law or under any other agreement, (c) any right it may have to require the Bank to proceed against the Debtor, any guarantor or other obligor on the Liabilities, the Collateral or any other collateral for the Liabilities, or pursue any remedy in the Bank’s power to pursue, (d) any defense based on any claim that the Debtor’s obligations exceed or are more burdensome than those of the Debtor, (e) the benefit of any statute of limitations affecting the Debtor’s obligations hereunder or the enforcement hereof, (f) any defense arising by reason of any disability or other defense of the Debtor or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Debtor for the Liabilities, and (g) any defense based on or arising out of any defense that the Debtor may have to the payment or performance of the Liabilities or any portion thereof. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver.

10.	The Debtor agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of such payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or paid over to a trustee, receiver or any other person or entity, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement shall continue to be effective or shall be reinstated, as the case may be, even if all Liabilities have been paid in full, and whether or not the Bank is in possession of this agreement or whether this agreement has been marked paid, cancelled, released or returned to the Debtor, and, to the extent of the payment or repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. If this agreement must be reinstated, the Debtor agrees to execute and deliver to the Bank any new security agreements and financing statements, if necessary or if requested by the Bank, in form and substance acceptable to the Bank, covering the Collateral.

11.	The Debtor agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the assets which secure the Liabilities including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of property, use of cash collateral and sale of the Bank’s collateral free and clear of all liens.

12.	The Debtor has (a) without reliance on the Bank or any information received from the Bank and based upon the records and information the Debtor deems appropriate, made an independent investigation of the Debtor, the Debtor’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances that may bear upon those transactions, the Debtor or the obligations, liabilities and risks undertaken pursuant to this agreement; (b) adequate means to obtain from the Debtor on a continuing basis information concerning the Debtor and the Bank has no duty to provide any information concerning the Debtor or other obligor on the Liabilities to the Debtor; (c) full and complete access to the Debtor and any and all records relating to any Liabilities now or in the future owing by the Debtor; (d) not relied and will not rely upon any representations or warranties of the Debtor not embodied in this agreement or any acts taken by the Debtor prior to or after the execution or other authentication and delivery of this agreement (including but not limited to any review by the Debtor of the business, assets, operations, prospects and condition, financial or otherwise, of the Debtor); and (e) determined that the Debtor will receive benefit, directly or indirectly, and has or will receive fair and reasonably equivalent value, for the execution and delivery of this agreement and the rights provided to the Bank. By entering into this agreement, the Debtor does not intend: (i) to incur or believe that the Debtor will incur debts that would be beyond the Debtor’s ability to pay as those debts mature; or (ii) to hinder, delay or defraud any creditor of the Debtor. The Debtor is neither engaged in nor about to engage in any business or transaction for which the remaining assets of the Debtor are unreasonably small in relation to the business or transaction, and any property remaining with the Debtor after the execution or other authentication of this agreement is not unreasonably small capital.

Default; Remedies. If any of the Liabilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of any agreement related to any of the Liabilities and such default is not cured within the applicable cure period set forth therein, then the Bank shall have the rights and remedies provided by law or this agreement, including but not limited to the right to require the Debtor to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, the right to take possession of the Collateral with or without demand and with or without process of law, and the right to sell and dispose of it and distribute the proceeds according to law. Should a default occur, the Debtor will pay to the Bank all costs reasonably incurred by the Bank for the purpose of enforcing its rights hereunder, to the extent not prohibited by law, including, without limitation: costs of foreclosure; costs of obtaining money damages; and a reasonable fee for the services of internal and outside attorneys employed or engaged by the Bank or its affiliates for any purpose related to this agreement, including, without limitation, consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or any proceeding. The Debtor agrees that upon taking possession of the Collateral as provided herein, the Bank may dispose of any of the Collateral in its then present condition, that the Bank has no duty to repair or clean the Collateral prior to sale, and that the disposal of the Collateral in its present condition or without repair or clean-up shall not affect the commercial reasonableness of such sale or disposition. The Bank’s compliance with any applicable state or federal law requirements in connection with the disposition of the Collateral will not adversely affect the commercial reasonableness of any sale of the Collateral. The Bank may disclaim warranties of title, possession, quiet enjoyment, and the like, and the Debtor agrees that any such action shall not affect the commercial reasonableness of the sale. In connection with the right of the Bank to take possession of the Collateral, the Bank may take possession of any other items of property in or on the Collateral at the time of taking possession, and hold them for the Debtor without liability on the part of the Bank. The Debtor expressly agrees that the Bank may enter upon the premises where the Collateral is believed to be located without any obligation of payment to the Debtor, and that the Bank may, without cost, use any and all of the Debtor’s “equipment” (as defined in the UCC) in the manufacturing or processing of any “inventory” (as defined in the UCC) or in growing, raising, cultivating, caring for, harvesting, loading and transporting of any of the Collateral that constitutes “farm products” (as defined in the UCC). If there is any statutory requirement for notice, that requirement shall be met if the Bank sends notice to the Debtor at least ten (10) days prior to the date of sale, disposition or other event giving rise to the required notice, and such notice shall be deemed commercially reasonable. The Debtor is liable for any deficiency remaining after disposition of the Collateral.

Miscellaneous.

1.	Where the Collateral is located at, used in or attached to a facility leased by the Debtor, the Debtor will obtain from the lessor a consent to the granting of this security interest and a release or subordination of the lessor’s interest in any of the Collateral, in form and substance reasonably satisfactory to the Bank.

2.	At its option the Bank may, but shall be under no duty or obligation to, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral, and pay for the maintenance and preservation of the Collateral, and the Debtor agrees to reimburse the Bank on demand for any payment made or expense incurred by the Bank, with interest at the highest rate at which interest may accrue under any of the instruments or documents evidencing the Liabilities.

3.	No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy, no single or partial exercise by the Bank of any right or remedy precludes any other exercise of it or the exercise of any other right or remedy, and no waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor does a waiver on one occasion waive that right on any future occasion.

4.	If any provision of this agreement is invalid, it shall be ineffective only to the extent of its invalidity, and the remaining provisions shall be valid and effective.

5.	Except as provided in the Accounts; Chattel Paper; General Intangibles; and Instruments paragraph above, any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

6.	All rights of the Bank benefit the Bank’s successors and assigns; and all obligations of the Debtor bind the Debtor’s heirs, executors, administrators, successors and assigns.

7.	A carbon, photographic or other reproduction of this agreement is sufficient as, and can be filed as, a financing statement. The Bank is irrevocably appointed the Debtor’s attorney-in-fact to execute any financing statement on the Debtor’s behalf covering the Collateral. The Debtor authorizes the Bank to file one or more financing statements or similar records related to the security interests created by this agreement, and further authorizes the Bank, as secured party herein, instead of the Debtor, to sign such financing statements and other similar records.

8.	Time is of the essence under this agreement and in the performance of every term, covenant and obligation contained herein.

Indemnification. The Debtor agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively the “Indemnified Persons”) harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person’s reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Washington (without giving effect to its laws of conflicts), and to the extent applicable, federal law, except to the extent that the laws regarding the perfection and priority of security interests of the state(s) in which either the Debtor or any property securing the

Liabilities is located, are applicable. The Debtor agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Washington, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Debtor submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Debtor waives any claim that the State of Washington is not a convenient forum or the proper venue for any such suit, action or proceeding.

Additional Representations, Warranties and Covenants. The Debtor represents, warrants and covenants to the Bank that each of the following is true and will remain true until termination of this agreement and payment in full of all Liabilities: (a) the execution and delivery of this agreement and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, and do not require the consent or approval of any governmental authority or any third party; (b) this agreement is a valid and binding agreement, enforceable according to its terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. The Debtor, other than a natural person, further represents that: (a) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (b) the execution and delivery of this agreement and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement or document governing its affairs.

WAIVER OF SPECIAL DAMAGES. THE DEBTOR WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE DEBTOR AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN OR AMONG THE DEBTOR AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Debtor:

Nautilus, Inc.

By:	/s/ Sid Nayar
Sid Nayar, Chief Financial Officer

Date Signed: December 5, 2014

Collateral Location Schedule

Date: December 5, 2014		Debtor: Nautilus, Inc.
Check one:	☒ Designation of initial location of Collateral	Date of Continuing Security Agreement: December 5, 2014
☐ Notice of intent to relocate Collateral

Instructions: This schedule should be completed by the Debtor (the owner of the Collateral) described in the Continuing Security Agreement to which this form is attached, if the Collateral is located at or will be relocated to, any place other than the Debtor’s address set forth in the Continuing Security Agreement. The Debtor is required to notify the Bank in writing at least ten (10) days’ prior to changing the location of any Collateral. The Debtor represents and warrants that the Collateral is located or stored at the location(s) described below and if any location(s) is leased or used for storage and not owned by the Debtor, the name, address and the phone number of the Landlord or owner of the warehouse (“Warehouseman”) and contact name is set forth below with respect to the leased or storage premises.

Please PRINT or TYPE the following information.
	Collateral Location	Landlord/Warehouseman Information
Address:	18225 NE Riverside Parkway, Bldg G	☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.
☒ Landlord ☐ Warehouseman
City, State:	Portland, Oregon	Name:	PLDAB LLC
		Address:	26277 SW 95th Avenue
Zip Code:	97230	Suite Number:	Suite 405
		City, State:	Wilsonville, Oregon
Collateral:	Inventory	Zip Code:	97070
Contact Name:
		Phone Number:	( )
Collateral Location		Landlord/Warehouseman Information
Address:	5415 Centerpoint Parkway	☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.
☒ Landlord ☐ Warehouseman
City, State:	Obetz, Ohio	Name:	CP V, LLC
		Address:	c/o Exxcel Project Management, Inc.
Zip Code:	43125	Suite Number:	328 Civic Center Drive
		City, State:	Columbus, Ohio
Collateral:	Inventory	Zip Code:	43215
Contact Name:
		Phone Number:	( )
Collateral Location		Landlord/Warehouseman Information
Address:		☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.
☐ Landlord ☐ Warehouseman
City, State:		Name:
Address:
Zip Code:		Suite Number:
City, State:
Collateral:		Zip Code:
Contact Name:
Phone Number:
Collateral Location		Landlord/Warehouseman Information
Address:		☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below.
☐ Landlord ☐ Warehouseman
City, State:		Name:
Address:
Zip Code:		Suite Number:
City, State:
Collateral:		Zip Code:
Contact Name:
Phone Number:
DEBTOR: Nautilus, Inc.

By:
Name:
Title:

Pledged Equity Schedule

Date: December 5, 2014	Debtor: Nautilus, Inc. Date of Continuing Security Agreement: December 5, 2014

Instructions: This schedule should be completed by the Debtor (the owner of the Pledged Equity) described in the Continuing Security Agreement to which this form is attached. The Debtor represents and warrants that set forth on this Schedule is (i) a complete and accurate list of all subsidiaries, joint ventures and partnerships and other equity investments of the Debtor as of the date of this Schedule, (ii) the number of shares of each class of Equity Interests in each subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Debtor and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

Please PRINT or TYPE the following information.
Issuer	Owner	Total Number of Shares Outstanding	Number of Shares Owned by Debtor	Certificate Number(s)	Percentage of Shares Owned by Debtor	Class/Nature (Voting, Non- Voting, Preferred, Etc.)
Nautilis Fitness Canada, Inc.	Debtor	100	100	R3	100%	Common
Pacific Direct LLC	Debtor				50%

DEBTOR: Nautilus, Inc.

By:
Name:
Title: